Exhibit 10.18

ADDENDUM TO LEASE

#3

Attached to and forming a part of the Lease Agreement between R.B.I. HOLDING COMPANY, INC., Landlord, and EXCELLIGENCE LEARNING CORPORATION, f/k/a/ LEARNING STAR CORP., Tenant, dated the April 22, 1996, subsequent Addendum to Lease #1 dated February 12, 1999, subsequent Assignment and Assumption of Lease Agreement dated May 5, 1999, Addendum to Lease #2 dated the October 20, 1999 and subsequent Assignment and Assumption of Lease Agreement dated May 3, 2002, herein collectively referred to as the “Lease”.

Landlord and Tenant hereby agree to the following:

1.	The Lease relates to the following leasehold premises:

Approximately 73,650 square feet comprised of approximately 5,200 square feet of finished office space and 68,450 square feet of non-air conditioned warehouse space located at 6746 Stuart Avenue, Jacksonville, Florida 32254.

2.	Landlord and Tenant hereby agree that the following amendment will be made to said Lease, namely

a)	Landlord at Landlord’s expense agrees to convert approximately 1,025 square feet of office space back to non-air conditioned warehouse space as indicated on Exhibit “A”. Therefore the revised premises shall be comprised of 4,175 square feet of finished office space and 69,475 square feet of non-air conditioned warehouse space.

b)	The term of the lease shall be extended for a period of five (5) years (the “Renewal Term”) beginning on the first day of March, 2004 (the “Renewal Commencement Date”) and ending on the 28th day of February, 2009 (the “Renewal Expiration Date”).

c)	The monthly rent shall be in accordance with the following Schedule (the “Monthly Rent Schedule”):

March 1, 2004	—	February 28, 2005	—	$23,000.00 per month
March 1, 2005	—	February 28, 2006	—	$23,690.12 per month
March 1, 2006	—	February 28, 2007	—	$24,400.70 per month
March 1, 2007	—	February 28, 2008	—	$25,132.72 per month
March 1, 2008	—	February 28, 2009	—	$25,886.70 per month

Plus applicable sales and use tax.

3.	Option to Expand:

Provided Tenant is not in default of the terms and conditions of the Lease and any subsequent Addendums and subject to acceptable credit at the time of expansion, should Tenant require expansion space during the lease term, Landlord will propose to build an expansion based on requirements of Tenant, based on an agreement on rate and terms, and at least a ten (10) year commitment on the entire building from date of occupancy. Rate on the expansion would be estimated at that time.

4.	Option to Terminate:

Provided Tenant is not in default of the terms and conditions of this Lease and any subsequent Addendums, Tenant shall have the option, to terminate this Lease at the end of the third year, by giving six (6) months prior written notice on or before the 30th month of the Lease term, to the Landlord. Tenant shall pay a termination penalty equal to four (4) month’s rent.

5.	The effective date of this Addendum is the 1st day of March, 2004.

6.	Landlord and Tenant ratify and affirm all other provisions of the Lease dated the April 22, 1996, subsequent Addendum to Lease #1 dated February 12, 1999, subsequent Assignment and Assumption of Lease Agreement dated May 5, 1999, Addendum to Lease #2 dated the October 20, 1999 and subsequent Assignment and Assumption of Lease Agreement dated May 3, 2002.

IN WITNESS WHEREOF, the Landlord and Tenant executed the foregoing Addendum to Lease #3 on the 15th day of December, 2003.

In the presence of:

/s/ Patricia Dean	Landlord: R.B.I. HOLDING COMPANY, INC.

As to Landlord

/s/ Trixie Robertson	By:	/s/ Leslie A. Rubin
As to Landlord		Leslie A. Rubin, Vice President

/s/ Vikas Arora	Tenant: EXCELLIGENCE LEARNING CORPORATION, f/k/a LEARNING STAR CORP.

As to Tenant

/s/ Jeffrey Grace	By:	/s/ Kelly Crampton
As to Tenant	Its:	Kelly Crampton Vice President—Operations